Exhibit 99.1

NASDAQ:GFED
www.gbankmo.com

For Immediate Release

Contacts:	Shaun A. Burke, President and CEO or Carter M. Peters, CFO
1341 W. Battlefield
Springfield, MO 65807
417-520-4333

Correcting AND REPLACING

Guaranty Federal Bancshares, Inc. ANNOUNCES

Preliminary 2017 financial results

SPRINGFIELD, MO – (March 2, 2018) – Guaranty Federal Bancshares, Inc., (NASDAQ:GFED), the holding company (the “Company”) for Guaranty Bank (the “Bank”), has issued the following press release today to replace the one issued on January 19, 2018. As a result of the Company’s review and analysis of certain variable rate interest-bearing liabilities and related cost of funding, we determined that there was a system processing miscalculation on four of those accounts causing the Company to record additional interest expense for 2017. Revised net income for the quarter and year ended were $418,467 ($.09 per diluted share) and $5,157,664 ($1.16 per diluted share), respectively, down from the $690,052 ($.15 per diluted share) and $5,429,249 ($1.22 per diluted share), respectively, that was previously reported for those periods. The corrected release is as follows:

Fiscal Year 2017 Financial Highlights

Financial Condition – December 31, 2017 versus December 31, 2016

●	Total assets grew $112.6 million (16%) to $800.6 million.
●	Total gross loans increased $92.4 million (17%).
●	Total deposits increased $102.0 million (20%).
●	Nonperforming assets declined $1.1 million (9%) to $10.2 million, which was 1.28% as a percentage of total assets.
●	Tangible book value per share increased $1.01 (6%) to $17.10 at December 31, 2017.

Results of Operations – Fiscal Year 2017 versus Fiscal Year 2016

●	Total revenues increased $4.9 million (16%).
●	Net interest income increased $2.1 million (10%).
●	Income from sales of mortgage loans held for sale and the guaranteed portion of Small Business Administration (SBA) loans increased $312,730 (18%) and $449,177 (151%), respectively.
●	Efficiency ratio remained strong at 67.41% despite the Company’s significant investments in personnel, facilities, technology and one-time, non-operating items.
●

Net income available to common shareholders for fiscal year 2017 was $5,158,000 as compared to $5,594,000 in fiscal year 2016. Diluted earnings per common share was $1.16 for 2017 as compared to $1.27 earned in 2016. The decline was due to the write-down of the Company’s deferred tax asset at December 31, 2017 discussed below in “Significant Items”. Excluding the one-time write-down, diluted earnings per common share would have been $1.39 for 2017 (an increase of 9% over 2016).

Significant Items for Fiscal Year and Fourth Quarter 2017

●

As a result of the Tax Cuts and Jobs Act signed into law on December 22, 2017, the Company was required to revalue its deferred tax assets and deferred tax liabilities to account for the future impact of lower corporate tax rates. As of December 31, 2017, the Company revalued its net deferred tax asset and it resulted in a one-time charge to income tax expense of approximately $1.0 million. This resulted in a reduction in diluted earnings per share for the fourth quarter and fiscal year 2017 of $.23 and $.24, respectively. The Company’s final analysis and write-down will be based upon a number of factors, including completion of the Company’s 2017 consolidated tax returns.

●

In December 2017, the Company announced a merger agreement to acquire Hometown Bancshares, Inc., an approximately $183 million bank holding company in Carthage, Missouri. Following consummation of the merger, the Company will have approximately $980 million in assets (utilizing December 2017 figures) with 18 branches in Missouri. The acquisition is expected to be completed in early second quarter of 2018, subject to all required approvals.

●	In November 2017, the Company moved its headquarters to a new, state-of-the-art facility, that also includes a modern, full-service banking center.

Select Quarterly Financial Data

Below are selected financial results for the Company’s fourth quarter of 2017, compared to the third quarter of 2017 and the fourth quarter of 2016.

	Quarter ended
	December 31,	September 30,	December 31,
	2017	2017	2016
	(Dollar amounts in thousands, except per share data)
Net income available to common shareholders	$419	$1,717	$1,519

Diluted income per common share	$0.09	$0.39	$0.34
Common shares outstanding	4,379,225	4,374,725	4,349,072
Average common shares outstanding , diluted	4,456,539	4,447,566	4,421,870

Annualized return on average assets	0.23%	0.91%	0.89%
Annualized return on average equity	2.22%	9.20%	8.54%
Net interest margin	3.12%	3.36%	3.45%
Efficiency ratio	75.99%	65.75%	63.96%

Tangible common equity to tangible assets	9.35%	9.83%	10.17%
Tangible book value per common share	$17.10	$17.06	$16.09
Nonperforming assets to total assets	1.28%	1.35%	1.64%

The following key issues contributed to the fourth quarter operating results as compared to the same quarter in 2016 and the financial condition results compared to December 31, 2016:

Interest income – Total interest income increased $1,277,000 (19%) during the quarter. The average balance of interest-earning assets increased $99,959,000 (16%), while the yield on average interest earning assets increased 12 basis points to 4.23%. The Company experienced strong loan activity during 2017, in which loan balances increased $92.4 million compared to December 31, 2016. Despite very competitive loan pricing on new and renewing credits, the yield on loans increased 5 basis points to 4.63% for the quarter when compared to the same quarter in 2016.

Interest expense - Total interest expense increased $1,019,000 (95%) during the quarter. The average balance of interest-bearing liabilities increased $82,321,000 (15%), while the average cost of interest-bearing liabilities increased 53 basis points to 1.31%. The increase in asset growth opportunities among most institutions in our market have created significant competitive pressures on deposit rates. To fund its asset growth going forward, the Company will continue to utilize a cost effective mix of retail and commercial core deposits along with non-core, wholesale funding.

Provision for loan loss expense and allowance for loan losses –Based on its reserve analysis and methodology, the Company recorded a provision for loan loss expense of $250,000 during the quarter, a decrease from the $425,000 recognized during the prior year quarter. The provision for the quarter was primarily due to the increased loan balances and various reserves on a few specific problem credits.

At December 31, 2017, the allowance for loan losses of $7.1 million was 1.12% of gross loans outstanding (excluding mortgage loans held for sale), representing an increase from the 1.06% as of December 31, 2016. Management believes the allowance for loan losses is at a sufficient level to provide for loan losses in the Bank’s existing loan portfolio.

Non-interest income – Non-interest income increased $294,000 (23%) during the quarter compared to the same quarter in 2016. This was primarily due to the Company’s increased emphasis on SBA lending and its efforts in fixed-rate mortgage lending. For the quarter, gains on sales of SBA loans increased $203,000 and gains on sales of mortgage loans held for sale increased $23,000. The Company also recognized gains on foreclosed assets during the quarter. These gains increased $71,000 over the prior year quarter.

Non-interest expense – Non-interest expenses increased $1,240,000 (28%) over the prior year quarter due to a few significant factors discussed below. Generally, the Company’s expansion efforts have resulted in an increase in both compensation and occupancy expense. Management believes these investments are critical in driving long-term growth and profitability in today’s competitive environment.

Salaries and employee benefits increased $460,000 for the quarter. This is primarily due to the Company’s increased expansion in the Joplin, Missouri market (including new mortgage producers) and increases in areas such as commercial banking, operations and information technology. The Company has also experienced increases in health/retirement benefits and performance incentives due to strong Company results.

Occupancy expenses increased $157,000 primarily due to the Company’s continued enhancements in new and existing facilities, as well as depreciation from significant investments in new technologies. The ongoing expansion in the Joplin, Missouri market has also played a factor in the increase in expense.

The Company incurred $441,000 of impairment charges on solar tax credit investments during the quarter. The Company purchased a partnership interest in a utility scale solar energy project. The project will generate an estimated $557,000 of 2017 investment tax credits (plus anticipated tax losses) assuming certain compliance criteria are met. The cost of the investment is being accounted for under the equity and hypothetical liquidation at book value methods. Under these methods, an impairment charge is recorded on the investment equal to the discounted future cash flows compared to the carrying value of the investment. The impairment charge recorded on this investment during the quarter was $441,000 which were offset by the $557,000 expected reduction in income tax expense related to the investment tax credits.

Due to the Company’s pending merger (as discussed above in “Significant Items”), $151,000 of merger costs were incurred during the quarter. These costs were comprised of legal and investment advisory fees.

Provision for income taxes – The increase in the provision for income taxes for the quarter is primarily a result of the Company’s $1.0 million charge for the deferred tax asset write-down discussed above in “Significant Items”, partially offset by the investment tax credit of $557,000.

Capital – At December 31, 2017, stockholders’ equity increased to $74.9 million compared to $70.0 million at December 31, 2016. Net income for the fiscal year ended December 31, 2017 exceeded dividends paid or declared by $3.3 million. The equity portion of the Company’s unrealized losses on available-for-sale securities and derivatives improved by $1,135,000 at December 31, 2017 as compared to December 31, 2016. On a per common share basis, stockholders’ equity increased to $17.10 at December 31, 2017 as compared to $16.09 as of December 31, 2016.

From a regulatory capital standpoint, all capital ratios for both the Company and the Bank remain strong and above regulatory requirements.

Asset quality – The Company’s nonperforming assets decreased to $10.2 million as of December 31, 2017 as compared to $11.3 million as of December 31, 2016. Nonperforming assets as a percentage of total assets decreased to 1.28% as of December 31, 2017 as compared to 1.64% as of December 31, 2016.

Non-Generally Accepted Accounting Principle (GAAP) Financial Measures

In addition to the GAAP financial results presented in this press release, the Company presents non-GAAP financial measures discussed below. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance. Additionally, Company management believes that this presentation enables meaningful comparison of financial performance in various periods. However, the non-GAAP financial results presented should not be considered a substitute for results that are presented in a manner consistent with GAAP. A limitation of the non-GAAP financial measures presented is that the adjustments concern gains, losses or expenses that the Company does expect to continue to recognize; the adjustments of these items should not be construed as an inference that these gains or expenses are unusual, infrequent or non-recurring. Therefore, Company management believes that both GAAP measures of its financial performance and the respective non-GAAP measures should be considered together.

Operating Income

Operating income is a non-GAAP financial measure that adjusts net income for the following non-operating items:

●	Gains on sales of available-for-sale securities
●	Gains on sales of SBA loans
●	Gains and losses on foreclosed assets held for sale
●	Provision for loan loss expense
●	Provision for income taxes
●	Loss on partnership interest related to investment tax credits

A reconciliation of the Company’s net income to its operating income for the periods ended December 31, 2017 and 2016 is set forth below.

	Quarter ended		Year ended
	December 31,		December 31,
	2017	2016	2017	2016

	(Dollar amounts are in thousands)

Net income	$419	$1,519	$5,158	$5,594

Add back:
Provision for income taxes	1,102	515	2,570	2,013
Income before income taxes	1,521	2,034	7,728	7,607

Add back/(subtract):
Loss (gains) on investment securities	27	(37)	(46)	(192)
Net loss (gains) on foreclosed assets held for sale	(126)	(54)	(182)	(1)
Gain on sale of SBA loans	(262)	(60)	(747)	(297)
Provision for loan losses	250	425	1,750	1,375
Loss on sale of fixed assets	96	-	96	-
Impairment loss on investment tax credits	441	-	587	-
	426	274	1,458	885
Operating income	$1,947	$2,308	$9,186	$8,492

About Guaranty Federal Bancshares, Inc.

Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has eleven full-service branches in Greene, Christian and Jasper Counties and a Loan Production Office in Webster County. Guaranty Bank is a member of the MoneyPass and TransFund ATM networks which provide its customers surcharge free access to over 24,000 ATMs nationwide. For more information visit the Guaranty Bank website: www.gbankmo.com.

The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the Company’s filings with the SEC, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify such forward-looking statements but are not the exclusive means of identifying such statements.

These forward-looking statements involve risks and uncertainties, such as statements of the Company’s plans, objectives, expectations, estimates and intentions, that are subject to change based on various important factors (some of which are beyond the Company’s control). The following factors, among others, could cause the Company’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements:

● the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

● the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rates, market and monetary fluctuations;

● the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;

● the willingness of users to substitute competitors’ products and services for our products and services;

● our success in gaining regulatory approval of our products and services, when required;

● the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance);

● technological changes;

● the ability to successfully manage and integrate any future acquisitions if and when our board of directors and management conclude any such acquisitions are appropriate;

● changes in consumer spending and saving habits;

● our success at managing the risks resulting from these factors; and

● other factors set forth in reports and other documents filed by the Company with the SEC from time to time.

Financial Highlights:

Operating Data:	Quarter ended		Year ended
	December 31,		December 31,
	2017	2016	2017	2016
	(Dollar amounts are in thousands, except per share data)

Total interest income	$7,903	$6,626	$29,441	$25,389
Total interest expense	2,088	1,069	6,087	4,177
Net interest income	5,815	5,557	23,354	21,212
Provision for loan losses	250	425	1,750	1,375
Net interest income after provision for loan losses	5,565	5,132	21,604	19,837
Noninterest income	1,560	1,266	5,727	4,870
Noninterest expense	5,604	4,364	19,603	17,100
Income before income taxes	1,521	2,034	7,728	7,607
Provision for income taxes	1,102	515	2,570	2,013
Net income available to common shareholders	$419	$1,519	$5,158	$5,594
Net income per common share-basic	$0.10	$0.35	$1.18	$1.28
Net income per common share-diluted	$0.09	$0.34	$1.16	$1.27

Annualized return on average assets	0.23%	0.89%	0.69%	0.83%
Annualized return on average equity	2.22%	8.54%	6.97%	8.00%
Net interest margin	3.12%	3.45%	3.29%	3.35%
Efficiency ratio	75.99%	63.96%	67.41%	65.56%

Financial Condition Data:
	As of
	December 31,	December 31,
	2017	2016

Cash and cash equivalents	$37,407	$9,088
Investments	81,495	92,427
Loans, net of allowance for loan losses 12/31/2017 - $7,107; 12/31/2016 - $5,742	631,527	540,457
Other assets	50,149	46,007
Total assets	$800,578	$687,979

Deposits	$607,364	$505,363
Advances from correspondent banks	94,300	95,700
Subordinated debentures	15,465	15,465
Other liabilities	8,557	1,477
Total liabilities	725,686	618,005
Stockholders' equity	74,892	69,974
Total liabilities and stockholders' equity	$800,578	$687,979
Equity to assets ratio	9.35%	10.17%
Tangible book value per common share	$17.10	$16.09
Nonperforming assets	$10,244	$11,314